Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Enters into $320 Million

Revolving Credit Facility and Term Loan Agreement

Successful Recapitalization will Support Organic and Acquisitive Growth Initiatives

Atlanta, GA, July 19, 2010 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced that the Company entered into a $320 million five-year senior, secured credit facility (the “Credit Agreement”) with its lenders. The Credit Agreement is comprised of a revolving credit facility that provides for borrowings of up to $245 million, and a term loan in the initial aggregate principal amount of $75 million. Under certain terms and conditions, the arrangement may afford additional loan capacity of $30 million for a total principal amount of up to $350 million. The Credit Agreement replaces the Company’s prior existing $100 million revolving credit facility and $40 million receivables security agreement, both of which were scheduled to mature during October 2012.

John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc. stated, “Zep’s lending group continued to exhibit confidence in the Company’s future by supporting its successful recapitalization. Given Zep’s expanded borrowing capacity of $320 million and the potential afforded by the previously announced $200 million shelf registration, the Company’s enhanced capital structure will allow it to accelerate long-term strategic growth initiatives that are designed to create shareholder value and build a stronger, more profitable foundation from which to grow.”

Mr. Morgan concluded, “Since becoming a stand-alone, public entity, Zep has demonstrated the ability to generate strong cash flow and strengthen its balance sheet. During that time, Zep has decentralized its operations placing decision making authority and resources closer to its customers, rationalized and refreshed its product line, right-sized its logistics network, invested in its sales force, expanded its presence in the retail and distributor channels, and demonstrated the ability to grow profitably. These improvements were funded in part by Zep associates’ disciplined approach to eliminating unnecessary costs throughout the organization, which has allowed the Company to lower its breakeven point by more than 20%. In short, we have improved the fundamentals of Zep’s business and are well-positioned to pursue additional growth opportunities.”

JPMorgan Chase Bank, N.A. is acting as Lead Arranger and Administrative Agent, Wells Fargo Bank, N. A. is acting as Syndication Agent, and Regions Bank is acting as Documentation Agent for the Credit Agreement. The Credit Agreement is subject to certain covenants and other conditions customary for agreements of this nature, and proceeds from borrowings may be used for acquisitions, capital expenditures, repayment of debt, working capital and other general corporate purposes.

About Zep Inc.

Zep Inc. is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high-performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets through newly acquired Amrep, Inc. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional™, Enforcer®, National Chemical®, Selig™, Misty®, Next Dimension™, Petro®, i-Chem® and a number of private labeled brands, some of which have been in existence for more than 100 years. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit the company’s website at www.zepinc.com.

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